SCHEDULE A

TO THE

INVESTMENT ADVISORY AGREEMENT

DATED MAY 30, 2014

BETWEEN

RIDGEWORTH FUNDS

AND

RIDGEWORTH CAPITAL MANAGEMENT LLC

Breakpoint Advisory Fee Schedules and Discounts:

Equity and Fixed Income Funds:

First $500 million = None (full fee)

Next $500 million = 5% discount from full fee

Next $4.0 billion = 10% discount from full fee

Over $5.0 billion = 15% discount from full fee

Equity Funds

Fund	Fee
Aggressive Growth Allocation Strategy	0.10%
Aggressive Growth Stock Fund	0.85%
Conservative Allocation Strategy	0.10%
Growth Allocation Strategy	0.10%
International Equity Fund	0.90%
Large Cap Growth Stock Fund	0.70%
Large Cap Value Equity Fund	0.70%
Mid-Cap Value Equity Fund	0.75%
Moderate Allocation Strategy	0.10%
Small Cap Growth Stock Fund	0.85%
Small Cap Value Equity Fund	0.85%

Fixed Income Funds

Fund	Fee
Core Bond Fund	0.25%
Corporate Bond Fund	0.40%
Georgia Tax-Exempt Bond Fund	0.50%
High Grade Municipal Bond Fund	0.50%
High Income Fund	0.55%
Intermediate Bond Fund	0.25%
Investment Grade Tax-Exempt Bond Fund	0.50%
Limited Duration Fund	0.10%
Limited-Term Federal Mortgage Securities Fund	0.50%
North Carolina Tax-Exempt Bond Fund	0.50%
Seix Floating Rate High Income Fund	0.45%
Seix High Yield Fund	0.45%
Short-Term Bond Fund	0.40%
Short-Term Municipal Bond Fund	0.35%
Total Return Bond Fund	0.25%
Ultra-Short Bond Fund	0.22%
U.S. Government Securities Fund	0.50%
U.S. Government Securities Ultra-Short Bond Fund	0.20%
Virginia Intermediate Municipal Bond Fund	0.50%

May 30, 2014

August 1, 2014

January 30, 2015